Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 of Drilling Tools International Corporation (No. 333-281162, No. 333-280133 and No. 333-274242), of our report dated March 15, 2024, relating to the consolidated financial statements of Superior Drilling Products, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023, filed with the Securities and Exchange Commission, and incorporated by reference in this Current Report on Form 8-K of Drilling Tools International Corporation.

/s/ Moss Adams LLP

Dallas, Texas

August 6, 2024